Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE October 23, 2014

ACME UNITED CORPORATION REPORTS 36 PERCENT SALES GROWTH AND RECORD EARNINGS IN THIRD QUARTER

FAIRFIELD, CONN. – October 23, 2014 – Acme United Corporation (NYSE MKT:ACU) today announced that net sales for the third quarter ended September 30, 2014 were $30.0 million, compared to $22.1 million in the comparable period of 2013, an increase of 36%. Excluding sales resulting from the acquisition on June 2, 2014 of the assets of First Aid Only, Inc., comparable sales increased 16%. Net sales for the nine months ended September 30, 2014 were $82.6 million, compared to $68.2 million in the same period in 2013, an increase of 21%. Excluding sales of First Aid Only Inc. products, sales increased 12%.

Net income for the quarter ended September 30, 2014 was $1,190,000, or $.34 per diluted share, compared to $959,000, or $.29 per diluted share, for the comparable period in 2013, an increase of 24% in net income and 17% in diluted earnings per share. Net income for the nine months ended September 30, 2014 was $4,099,000, or $1.18 per diluted share, compared to $3,479,000, or $1.07 per diluted share in the comparable period last year, an 18% increase in net income and 10% in diluted earnings per share.

Net sales for the quarter ended September 30, 2014 in the U.S. segment increased 41% compared to the same period in 2013 due to increased sales of first aid products, additional sales resulting from the acquisition of First Aid Only, Inc. and increased sales of Camillus knives. Net sales for the nine months ended September 30, 2014 in the U.S. segment grew 25% compared to the same period in 2013 due to increased sales of first aid products, additional sales from the acquisition of First Aid Only, Inc., the introduction of new lawn and garden products, and growth in sales of Camillus knives and iPoint pencil sharpeners.

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Net sales in Canada for the three months ended September 30, 2014 increased 23% in U.S. dollars and 28% in local currency compared to the same period in 2013. Net sales for the nine months ended September 30, 2014 in Canada increased 12% in U.S. dollars and 19% in local currency compared to the same period in 2013. The increases in sales for the three and nine month periods were primarily due to strong back to school sales, higher sales of Camillus knives and the introduction of new lawn and garden products.

Net sales in Europe for the three months ended September 30, 2014 decreased 5% in both U.S. dollars and local currency compared to the same period in 2013. Net sales for the nine months ended September 30, 2014 in Europe decreased 5% in U.S. dollars and 8% in local currency compared to the same period in 2013. The decreases in sales for the three and nine month periods were primarily due to the timing of sales to mass market customers.

Gross margins were 35.4% in the third quarter of 2014 compared to 35.9% in the third quarter of 2013. In the third quarter 2014, the Company donated surgical masks with a value of $115,000 to MAP International, a humanitarian aid organization, to assist in the Ebola crisis in West Africa. Excluding this donation, gross margins would have been 35.8%. Gross margins were 35.4% for the nine months ended September 30, 2014 compared to 35.9% for the comparable period last year.

The Company’s bank debt less cash on September 30, 2014 was $24.5 million compared to $13.2 million on September 30, 2013. During the 12 month period the Company made capital improvements to its new distribution facility in Rocky Mount, NC for $1.5 million, old its Fremont, NC plant for $0.8 million, and paid approximately $13.8 million for First Aid Only, Inc. During the 12 month period, the Company also generated $5.0 million in cash flow from operations and paid $1.0 million in dividends on its common stock.

Walter C. Johnsen, Chairman and CEO said, “We had an excellent third quarter. Our back to school products performed well, the Camillus and Clauss product lines continued to grow, and our first aid business continues to be strong.” Mr. Johnsen added that the First Aid Only integration is progressing well and we are delighted with the results.

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ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus®, PhysiciansCare ®, First Aid Only® and Pac-Kit®.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers, (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the Company (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; and (vii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THIRD QUARTER REPORT 2014
(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in $000's except per share data	September 30, 2014	September 30, 2013

Net sales	$30,008	$22,135
Cost of goods sold	19,393	14,195
Gross profit	10,615	7,940
Selling, general, and administrative expenses	8,685	6,531
Income from operations	1,930	1,409
Interest expense	157	133
Interest income	(4)	(34)
Net interest expense	153	99
Other expense (income)	68	(13)
Total other expense	221	86
Income before income tax expense	1,709	1,323
Income tax expense	520	364
Net income	$1,189	$959

Shares outstanding - Basic	3,250	3,189
Shares outstanding - Diluted	3,546	3,325

Earnings per share basic	$0.37	$0.30
Earnings per share diluted	0.34	0.29

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THIRD QUARTER REPORT 2014 (cont.)
(Unaudited)

	Nine Months Ended	Nine Months Ended
Amounts in $000's except per share data	September 30, 2014	September 30, 2013

Net sales	$82,555	$68,198
Cost of goods sold	53,345	43,749
Gross profit	29,210	24,449
Selling, general, and administrative expenses	22,920	19,334
Income from operations	6,290	5,115
Interest expense	355	382
Interest income	(12)	(140)
Net interest expense	343	242
Other expense	79	15
Total other expense	422	257
Income before income tax expense	5,868	4,858
Income tax expense	1,769	1,379
Net income	$4,099	$3,479

Shares outstanding - Basic	3,224	3,158
Shares outstanding - Diluted	3,486	3,244

Earnings per share basic	$1.27	$1.10
Earnings per share diluted	1.18	1.07

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
THIRD QUARTER REPORT 2014
(Unaudited)

Amounts in $000's	September 30, 2014	September 30, 2013

Assets:
Current assets:
Cash and cash equivalents	$5,814	$11,809
Accounts receivable, net	24,007	17,488
Inventories	31,461	29,280
Prepaid and other current assets	1,839	1,884
Total current assets	63,121	60,461

Property and equipment, net	6,648	5,060
Intangible assets, net	14,101	4,105
Other assets	1,072	1,112
Total assets	$84,942	$70,738

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$6,574	$5,016
Other current liabilities	8,078	5,267
Total current liabilities	14,652	10,283
Bank debt	30,344	25,031
Other non current liabilities	807	972
	45,803	36,286
Total stockholders' equity	39,139	34,452
Total liabilities and stockholders' equity	$84,942	$70,738

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